News	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700

For Immediate Release…
January 13, 2014

UNIT CORPORATION ANNOUNCES 2014 OPERATING SEGMENT
CAPITAL EXPENDITURE BUDGET

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its operating segment capital expenditures budget for 2014 is $928 million, a 26% increase over estimated 2013 capital expenditures. The capital expenditures budget is allocated among Unit's three business segments with $718 million for its oil and natural gas segment, $132 million for its contract drilling segment, and $78 million for its midstream segment. The capital expenditures budget does not include costs for acquisitions.

This budget is based on realized prices for the year averaging $90.08 per barrel of oil, $29.45 per barrel of natural gas liquids, and $3.77 per thousand cubic feet of natural gas. For 2014, Unit has hedged approximately 62% of its anticipated oil production and 51% of its anticipated natural gas production. Oil production is hedged under swap contracts with an average price of $92.40 per barrel and collar contracts with an average floor price of $90.00 and a ceiling price of $96.08. Natural gas production is hedged under swap contracts with an average NYMEX price of $4.24 and collar contracts with an average NYMEX floor price of $3.75 and a ceiling price of $4.37.

This budget is subject to possible periodic adjustments for various reasons including changes in commodity prices and industry conditions. Funding for the budget will come primarily from internally generated cash flow, proceeds from additional non-core asset divestitures, and if necessary, borrowings under Unit’s bank credit facility. At year-end 2013, there were no outstanding borrowings under Unit's bank credit facility.

Larry Pinkston, Unit's President and Chief Executive Officer, said: “During 2013, we continued to focus our exploration efforts in oil and NGLs rich areas like the Granite Wash, Wilcox, and Marmaton plays. In conjunction with the oil and natural gas segment capital expenditures budget, we anticipate our 2014 production growth to increase between 15 and 18% over 2013. For the contract drilling segment, the capital expenditure budget includes the completion of our first BOSS drilling rig, scheduled to be placed into service for our oil and natural gas segment during the first quarter, and three additional BOSS rigs, for which we have received commitments from third party operators. Our midstream segment’s capital expenditure budget includes expansion projects in the Granite Wash and Marcellus plays. Our focus on capital efficiency will be integral in continuing to deliver strong shareholder performance.”

Fourth Quarter and Year-End 2013 Webcast

Unit will release its fourth quarter and year-end 2013 earnings and host a conference call on Tuesday, February 25, 2014. During that call, Unit will provide a complete operational update on all three business segments. The webcast will be broadcast live over the Internet at 11:00 a.m. Eastern time at http://www.unitcorp.com/investor/calendar.htm.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including differences in actual results versus the anticipated results for the various factors used in the formulation of the 2014 capital budget (such as drilling rig utilization and dayrates, productive capabilities of the company’s wells, and future demand for oil and natural gas), the projected growth of the company’s oil and natural gas production, as well as the other factors described from time to time in the company’s publicly available SEC reports. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.